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                       [LETTERHEAD OF ERNST & YOUNG LLP]


September 5, 2000



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 1, 2000 of Woods Equipment Company and are in agreement with the statements contained in paragraphs iii and v therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                      /s/ Ernst & Young LLP